Exhibit 99.1

Press Release

May 29, 2009	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Fourth Quarter and Full Fiscal Year Results for Fiscal 2009

Call scheduled for Monday, June 8, 2009 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – May 29, 2009

Rexnord LLC, a leading, global multi-platform industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today reported summary results for the fourth quarter and full year ended March 31, 2009. Throughout this release, we will refer to “core sales,” which is defined as sales in existing businesses, adjusted for divestitures, and excluding the impact of foreign currency translation. This press release also includes references to our EBITDA and Adjusted EBITDA, both of which are non-GAAP performance measures. Please see “EBITDA and Adjusted EBITDA” below for information regarding the limitations of using these measures as indicators of our operating performance. At the end of this press release we have included a reconciliation of EBITDA and Adjusted EBITDA to our net income.

Fourth quarter Highlights:

•

Fourth quarter sales declined $70 million, or 14%, compared with the prior year fourth quarter to $432 million; fourth quarter consolidated core sales contracted by 10%; fourth quarter sales were also unfavorably impacted by foreign currency translation (3%) and divestitures (1%).

•

Power Transmission fourth quarter sales declined $61 million, or 16%, compared with the prior year fourth quarter to $312 million; Power Transmission core sales contracted 11% from the fourth quarter of 2008.

•

Water Management fourth quarter sales declined $9 million, or 7%, compared with the prior year fourth quarter to $120 million; Water Management core sales in the fourth quarter contracted 9% from the prior year quarter.

•

Fourth quarter income from operations was $16 million, or 3.6% of sales, which included a $21 million restructuring charge and a $20 million intangible asset impairment charge. During the fourth quarter of 2009, as a result of the continued deterioration in the macroeconomic environment and its impact on our order rates, we reviewed the carrying value of our intangible assets for potential impairment. As a result of this analysis, we recorded the $20 million pre-tax impairment charge related to certain trademarks and tradenames. Excluding the restructuring and impairment charges, fourth quarter income from operations was $56 million, or 13% of sales. Prior year fourth quarter income from operations was $56 million, or 11.2% of sales, which included an $11 million net loss on divestiture of a business. Excluding this loss, 2008 fourth quarter income from operations was $67 million, or 13.4% of sales.

•	Fourth quarter Adjusted EBITDA was $87 million, or 20.2% of sales, compared to $101 million, or 20.0% of sales, in the fourth quarter of 2008.

•	Power Transmission fourth quarter Adjusted EBITDA was $69 million, or 22.0% of sales, compared to $80 million or 21.5% of sales, in the 2008 fourth quarter.

•	Water Management fourth quarter Adjusted EBITDA was $17 million, or 14.1% of sales, compared to $25 million, or 19.1% of sales, in the prior year fourth quarter.

•

Leverage ratio (debt to Adjusted EBITDA, pro forma for the Fontaine acquisition) was 5.8x at the end of fiscal year 2009, compared to 5.3x at the end of fiscal year 2008; net debt (debt less cash) declined by $19.6 million during fiscal year 2009; net debt leverage ratio (net debt to Adjusted EBITDA, pro forma for the Fontaine acquisition) at March 31, 2009 was 5.0x compared to 4.9x at March 31, 2008 and 6.8x at the time of the Apollo acquisition in July 2006. Total liquidity (cash plus available borrowings) at March 31, 2009 was $373.7 million compared to $360.9 million at March 31, 2008.

Fiscal 2009 Highlights:

•

Fiscal 2009 sales were $1,882 million, an increase of $29 million, or 2%, over fiscal year 2008; fiscal 2009 consolidated core sales contracted 1%; acquisitions added 4%, offset by a 1% decline from divestitures.

•

Power Transmission fiscal 2009 sales were $1,322 million, a decrease of $21 million, or 2%, from fiscal 2008. Power Transmission core sales were flat year-over-year with the 2% decline being driven by divestitures.

•

Water Management fiscal 2009 sales were $560 million, an increase of $49 million, or 10%, from fiscal 2008. Water Management core sales growth contracted 3% in the fiscal year while acquisitions added 13% of growth in fiscal 2009.

•

Fiscal 2009 loss from operations was $207 million, or 11.0% of sales, which included $422 million of intangible asset and goodwill impairment charges and $25 million in restructuring charges. Excluding these charges, fiscal 2009 income from operations was $240 million, or 12.7% of sales. Fiscal 2008 income from operations was $259 million, or 14.0% of sales, which included a $29 million net gain related to the Canal Street accident and an $11 million loss on divestiture related to the sale of a French subsidiary, Rexnord SAS. Excluding these items, fiscal 2008 income from operations was $241 million, or 13.0% of sales.

•

Fiscal 2009 Adjusted EBITDA was $366 million, or 19.4% of sales, compared to $374 million, or 20.2% of sales, in fiscal 2008, which included $11 million, or 0.6% of sales, of out-of-period business interruption insurance proceeds related to the Canal Street accident.

•

Power Transmission fiscal 2009 Adjusted EBITDA was $267 million, or 20.2% of sales, compared to $278 million, or 20.7% of sales, in fiscal 2008, which included the $11 million, or 0.8% of sales, of out-of-period business interruption insurance proceeds noted above.

•	Water Management fiscal 2009 Adjusted EBITDA was $102 million, or 18.2% of sales, compared to $108 million, or 21.1% of sales, in fiscal 2008.

Robert Hitt, Rexnord’s President and Chief Executive Officer, said, “Considering the impact of the unprecedented global economic downturn on the second half of our fiscal year, I am pleased with our overall performance for fiscal 2009. We responded to the quick and sudden slow-down of order volume with aggressive cost reduction actions starting in our third quarter. Since October 1, 2008, we have reduced our headcount by approximately 1,300 employees, or nearly 18% of the employee base we had at that time. In addition to headcount actions, we are reducing costs in all areas of our business, including a focus on material cost reduction. The benefits of these actions are evident in our fourth quarter performance as we expanded our Adjusted EBITDA margin by 20 basis points from the prior year fourth quarter to 20.2%, despite a 10% decline in our core sales.” Mr. Hitt continued, “In addition to the cost reduction actions, we focused on working capital and capital expenditure management and generated $117 million of free cash flow in fiscal 2009, of which $94 million came in the second half of our fiscal year, driven by a $42 million reduction in inventories from the end of our second quarter.” Mr. Hitt added, “We were able to use a portion of this cash flow to invest in growing our business as we expanded our presence in the water and wastewater markets of our Water Management platform with the acquisition of Fontaine-Alliance in February 2009; a great complement to our January 2008 acquisition of GA Industries.”

Mr. Hitt concluded, “Looking forward, we expect fiscal 2010 to be a challenging year, particularly the first half of the year. Our backlog is down from a year ago and order rates during the fourth quarter were soft; a trend we anticipate will continue for the near term. Despite the difficult to predict economic conditions, we feel the proactive cost structure actions we have taken and will continue to take, as necessary, along with a strong emphasis on working capital management, puts us in a position to continue to outperform our competitors and peer group over the coming year.”

Fourth quarter – Core sales decline by 10.1%; Adjusted EBITDA as a percentage of sales increases 20 basis points to 20.2%

Sales in the fourth quarter of fiscal 2009 were $432.2 million, a decrease of $70.1 million, or 14%, from the prior year fourth quarter. Power Transmission sales in the fourth quarter of fiscal 2009 were $311.9 million, a decrease of $60.7 million, or 16.3%, from the prior year fourth quarter, which included $5.4 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales contracted 10.6% from the prior year fourth quarter. Modest fourth quarter sales growth in the mining end-markets as a result of our backlog was more than offset by sales declines in the majority of the other Power Transmission end-markets. Order rates across all Power Transmission end-markets declined during the quarter when compared to the prior year quarter as our customers continued to reduce their inventory levels in an effort to better align their stocking levels with anticipated demand. Water Management sales in the fourth quarter of fiscal 2009 decreased $9.4 million, or 7.2%, to $120.3 million, from the prior year fourth quarter. The sales increase from the February 27, 2009 acquisition of Fontaine was more than offset by a 8.6% decline in Water Management core sales from the prior year fourth quarter. Modest growth in sales to the water/wastewater component of the infrastructure end-markets we serve was more than offset by a decline in commercial construction and residential end-market sales when compared to the prior year fourth quarter. Fourth quarter order rates across all Water Management end-markets declined year-over-year, with the most significant decline coming from the residential end-market, as demand in these markets is at historically low levels.

Adjusted EBITDA in the 2009 fourth quarter was $87.2 million, or 20.2% of sales, compared to $100.6 million, or 20.0% of sales, in the fourth quarter of fiscal 2008. Power Transmission Adjusted EBITDA in the fourth quarter was $68.7 million, or 22.0% of sales, compared to $80.0 million, or 21.5% of sales, in the prior year fourth quarter. The 50 basis point improvement in Power Transmission Adjusted EBITDA as a percentage of sales was due to the benefit of the cost reduction actions the Company began implementing during the third quarter of fiscal 2009. Water Management Adjusted EBITDA in the fourth quarter was $17.0 million, or 14.1% of sales, compared to $24.8 million, or 19.1% of sales, in the fiscal 2008 fourth quarter. The decline in Water Management Adjusted EBITDA as a percentage of sales was driven by a reduction in cost structure leverage due to lower core sales in the fourth quarter of 2009 as cost reduction actions in Water Management were executed later in the fourth quarter and therefore did not significantly impact profit margins in the quarter. In addition, fourth quarter Water Management margins were adversely impacted by approximately 260 basis points due to an increase in inventory and accounts receivable reserves due to the deterioration in the general macroeconomic environment.

Gross profit margin in the fourth quarter of fiscal 2009 was 32.5%, a decrease of 20 basis points from the prior year fourth quarter gross profit margin of 32.7%.

Selling, general & administrative expense as a percentage of sales in the fourth quarter of fiscal 2009 was 16.8%, a 10 basis point improvement when compared to 16.9% in the prior year fourth quarter.

Net loss in the fourth quarter of fiscal 2009 was $7.8 million compared to net income of $11.7 million in the fourth quarter of fiscal 2008. The fourth quarter net loss included a $20.9 million restructuring charge and a $19.5 million intangible asset impairment charge.

Fiscal 2009 – Core sales contract 0.6%; Adjusted EBITDA margins decline 80 basis points to 19.4% of sales

Sales in fiscal 2009 were $1,882.0 million, an increase of $28.5 million, or 1.5%, from fiscal 2008. Power Transmission sales in fiscal 2009 were $1,321.7 million, a decrease of $20.6 million, or 1.5%, from fiscal 2008, which included $20.3 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales were essentially flat year-over-year as core sales growth was 0.3%. Water Management sales in fiscal 2009 increased $49.1 million to $560.3 million, or 9.6%, from fiscal 2008 primarily due to the sales from the January 31, 2008 acquisition of GA Industries. Water Management core sales contracted 3.0% in fiscal 2009.

Adjusted EBITDA in fiscal 2009 was $365.5 million, or 19.4% of sales, compared to $374.1 million, or 20.2% of sales, in fiscal 2008, which included $11.1 million, or 0.6% of sales, of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in fiscal 2009 was $267.4 million, or 20.2% of sales, compared to $277.7 million, or 20.7% of sales, in fiscal 2008, which included the $11.1 million, or 0.8% of sales, of out-of-period business interruption insurance proceeds noted above. Excluding the out-of-period business interruption insurance proceeds, Power Transmission Adjusted EBITDA as a percentage of sales increased 30 basis points from fiscal 2008. Water Management Adjusted EBITDA in fiscal 2009 was $102.2 million, or 18.2% of sales, compared to $107.9 million, or 21.1% of sales, in fiscal 2008. The decline in Water Management Adjusted EBITDA as a percentage of sales was driven by higher material costs in fiscal 2009 when compared to fiscal 2008, investments made in the first half of fiscal 2009 to fund sales growth initiatives and a reduction in cost structure leverage due to lower core sales in the second half of fiscal 2009.

Gross profit margin in fiscal 2009 was 32.1% compared to 32.5% in fiscal 2008. The decline in gross profit margin was primarily due to higher material costs, which were partially offset by productivity improvements and price increases.

Selling, general & administrative expense as a percentage of sales in fiscal 2009 and 2008 was 16.8%.

Net loss in fiscal 2009 was $394.3 million compared to net income of $40.9 million in fiscal 2008. The net loss in fiscal 2009 includes $422 million of intangible asset and goodwill impairment charges and $24.5 million of restructuring charges.

Leverage ratio at 5.8x and net debt leverage ratio at 5.0x at March 31, 2009

At the end of fiscal 2009, we had total debt of $2,140.5 million, an increase of $116.0 million from March 31, 2008. Total debt at March 31, 2009 includes $7.3 million of debt assumed through the February 27, 2009 acquisition of Fontaine (see discussion below). The remaining increase in debt is due to: (1) in October 2008, we borrowed $47.5 million from our revolving credit facility to increase our cash position and to preserve financial flexibility in light of the uncertainty in the capital and credit markets, and (2) during the fourth quarter of fiscal 2009, we borrowed $65.2 million from our revolving credit facility and our accounts receivable securitization program to make dividend payments to our indirect parent, Rexnord Holdings, Inc. (“RHI”) (RHI used substantially all of the dividend proceeds to retire a portion of its outstanding PIK Toggle Senior Indebtedness, which is due 2013, with the final repurchase occurring in April 2009) and purchase Fontaine. We had cash of $277.5 million at March 31, 2009, an increase of $135.6 million from March 31, 2008. Our leverage ratio as of March 31, 2009 was 5.8x, compared to 5.3x at March 31, 2008 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Our net debt leverage ratio at March 31, 2009 was 5.0x compared to 4.9x at March 31, 2008.

Acquisition of Fontaine-Alliance, Inc.

On February 27, 2009, we acquired the stock of Fontaine-Alliance Inc. and affiliates (“Fontaine”) for a total purchase price of $24.2 million ($30.3 million Canadian dollars (“CAD”)), net of $0.6 million ($0.7 million CAD) of cash acquired. Of the $24.2 million purchase price, we paid $16.6 million in cash and assumed $7.6 million of debt. The purchase price was financed through borrowings on our accounts receivable securitization facility. Fontaine manufactures stainless steel slide gates and other engineered flow control products for the municipal water and wastewater markets. This acquisition further expands our strategic Water Management platform, and specifically our presence in the municipal water and wastewater markets, both domestically and internationally, as Fontaine has a product offering that complements our January 2008 acquisition of GA Industries.

Debt Exchange Offer

On April 29, 2009, we and our indirect parent, RHI, finalized the results of a debt exchange offer to exchange (a) new 9.50% Senior Notes due 2014 (the “New Senior Notes”) for any and all of our 8.875% Senior Notes due 2016 (the “Old 2016 Notes”), (b) the New Senior Notes for any and all of RHI’s PIK Toggle Senior Notes due 2013 (the “Old Holdco Notes” and, together with the Old 2016 Notes, the “Old Notes”), and (c) the New Senior Notes for any and all of the senior unsecured term loans (the “Holdco Loans”) outstanding under the Credit Agreement, dated as of March 2, 2007, among RHI, Credit Suisse, as Administrative Agent, Banc of America Bridge LLC, as Syndication Agent, and the lenders from time to time party thereto.

Upon settlement of the exchange offers, (i) approximately $71 million principal amount of Old 2016 Notes had been validly tendered and not withdrawn for exchange for New Senior Notes, (ii) approximately $235.7 million principal amount of Old Holdco Notes had been validly tendered and not withdrawn for exchange for New Senior Notes, and (iii) approximately $7.9 million principal amount of Holdco Loans had been validly surrendered and not withdrawn for exchange for New Senior Notes. Based on the principal amount of Old Notes and Holdco Loans validly tendered or surrendered, as applicable, and accepted, approximately $196.3 million aggregate principal amount of New Senior Notes were issued in exchange for such Old Notes and Holdco Loans. Our net debt leverage ratio on a pro forma basis, assuming the exchange offer was completed on March 31, 2009, was 5.4x.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table that follows. Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 6,200 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on Monday, June 8, 2009 at 10:00 a.m. Eastern Time to discuss its fourth quarter and fiscal 2009 results and provide a general business update. Rexnord President and CEO Robert Hitt and Senior Vice President and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (877) 857-6161

International toll #: (719)-325-4841

Access Code: 5663143

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 a.m. Eastern Time, June 9, 2009 until 1:00 a.m. Eastern Time, June 16, 2009. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 5663143.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

	(Unaudited)
	Fourth Quarter Ended March 31,		Fiscal Year Ended
	2009	2008	March 31, 2009	March 31, 2008
Net sales	$432.2	$502.3	$1,882.0	$1,853.5
Cost of sales	291.7	338.0	1,277.0	1,250.4

Gross profit	140.5	164.3	605.0	603.1
Selling, general and administrative expenses	72.4	84.7	316.6	312.2
Loss on Divestiture	—	11.2	—	11.2
(Gain) on Canal Street facility accident, net	—	—	—	(29.2)
Intangible impairment charges	19.5	—	422.0	—
Restructuring and other similar costs	20.9	—	24.5	—
Amortization of intangible assets	12.0	12.2	48.9	49.9

Income (loss) from operations	15.7	56.2	(207.0)	259.0
Non-operating income (expense):
Interest expense, net	(43.1)	(46.6)	(178.4)	(191.8)
Other income (expense), net	(3.0)	0.2	(0.9)	(5.3)

Income (loss) before income taxes	(30.4)	9.8	(386.3)	61.9
Provision (benefit) for income taxes	(22.6)	(1.9)	8.0	21.0

Net income (loss)	$(7.8)	$11.7	$(394.3)	$40.9

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

	March 31, 2009	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$277.5	$141.9
Receivables, net	258.8	288.5
Inventories, net	327.1	370.3
Other current assets	29.0	35.0

Total current assets	892.4	835.7

Property, plant and equipment, net	413.5	443.3
Intangible assets, net	736.4	883.9
Goodwill	1,010.9	1,331.7
Insurance for asbestos claims	90.0	134.0
Pension assets	—	101.8
Other assets	61.6	74.8

Total assets	$3,204.8	$3,805.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$8.1	$2.9
Trade payables	134.6	178.6
Income taxes payable	3.7	4.8
Deferred income taxes	10.8	11.7
Compensation and benefits	62.1	71.3
Current portion of pension obligations	2.6	3.0
Current portion of postretirement benefit obligations	2.2	3.6
Interest payable	24.3	27.4
Other current liabilities	95.2	95.8

Total current liabilities	343.6	399.1

Long-term debt	2,132.4	2,021.6
Pension obligations	134.5	69.0
Postretirement benefit obligations	24.8	49.5
Deferred income taxes	263.6	318.2
Reserve for asbestos claims	90.0	134.0
Other liabilities	58.5	69.2

Total liabilities	3,047.4	3,060.6

Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	662.6	700.7
Retained (deficit) earnings	(374.2)	43.8
Accumulated other comprehensive loss	(131.1)	—

Total stockholders’ equity	157.4	744.6

Total liabilities and stockholders’ equity	$3,204.8	$3,805.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

				Predecessor
	Year Ended March 31, 2009	Year Ended March 31, 2008	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006
Operating activities
Net income (loss)	$(394.3)	$40.9	$2.9	$(39.6)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	60.7	54.2	36.1	14.0
Amortization of intangible assets	48.9	49.9	26.9	5.0
Intangible impairment charges	422.0	—	—	—
Accretion of bond premium	(1.1)	(0.9)	—	—
Amortization of deferred financing costs	10.2	10.3	5.0	1.1
Deferred income taxes	(4.4)	(14.2)	12.4	(17.0)
Loss (gain) on dispositions of property, plant and equipment	0.8	0.3	1.3	(1.3)
Equity in loss (earnings) of unconsolidated affiliates	0.5	(1.1)	—	—
Non-cash restructuring charges	5.8	—	—	—
Non-cash write-off of deferred financing fees	—	—	—	20.5
Non-cash loss on divestiture	—	8.7	—	—
Other non-cash charges (credits)	1.0	(2.2)	3.2	—
Stock-based compensation expense	6.9	7.4	5.1	—
Changes in operating assets and liabilities:
Receivables	28.2	(12.1)	(20.0)	12.4
Inventories	38.4	37.1	15.7	(18.1)
Other assets	(9.3)	3.3	(0.6)	(1.3)
Accounts payable	(41.9)	16.2	23.9	(17.2)
Accrued transaction fees	—	—	(18.6)	18.6
Accruals and other	(16.3)	35.0	(30.6)	18.5

Cash provided by (used for) operating activities	156.1	232.8	62.7	(4.4)

Investing activities
Expenditures for property, plant and equipment	(39.1)	(54.9)	(28.0)	(11.7)
Proceeds from the surrender of life insurance policies	0.9	—	—	—
Proceeds from dispositions of property, plant and equipment	0.3	0.4	1.3	1.6
Proceeds from sale of short term investments	—	6.6	—	—
Acquisitions, net of cash acquired	(16.6)	(73.7)	(1,898.8)	(5.6)

Cash used for investing activities	(54.5)	(121.6)	(1,925.5)	(15.7)

Financing activities
Proceeds from issuance of long-term debt	—	—	2,100.0	16.9
Proceeds from borrowings on revolving credit facility	82.7	—	—	—
Proceeds from borrowings on accounts receivable securitization facility	30.0	—	—	—
Repayments of long-term debt	(3.2)	(27.4)	(816.3)	(8.5)
Dividend payment to parent company	(70.0)	—	—	—
Payment of financing fees	—	(0.6)	(74.8)	(0.2)
Payment of tender premium	—	—	(23.1)	—
Capital contributions	—	—	721.8	—

Cash provided by (used for) financing activities	39.5	(28.0)	1,907.6	8.2
Effect of exchange rate changes on cash and cash equivalents	(5.5)	2.6	0.5	0.2

Increase (decrease) in cash and cash equivalents	135.6	85.8	45.3	(11.7)
Cash and cash equivalents at beginning of period	141.9	56.1	10.8	22.5

Cash and cash equivalents at end of period	$277.5	$141.9	$56.1	$10.8

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fourth quarter

(in millions)

(Unaudited)

	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008
Net income (loss)	$(7.8)	$11.7
Interest expense, net	43.1	46.6
Benefit for income taxes	(22.6)	(1.9)
Depreciation and amortization	27.5	26.8

EBITDA	40.2	83.2

Adjustments to EBITDA (1)
Intangible impairment charges	19.5	—
Loss on divestiture	—	11.2
Restructuring and other similar costs	20.9	—
Stock option expense, net	1.9	1.8
Impact of inventory fair value adjustment	—	1.0
LIFO expense	1.7	3.6
Other (income) expense, net	3.0	(0.2)

Subtotal of adjustment to EBITDA	47.0	17.4

Adjusted EBITDA	$87.2	$100.6

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the quarter ended March 31, 2009, consists of management fee expense of $0.7 million, losses on the sale of fixed assets of $0.7 million, foreign currency transaction losses of $0.2, loss in unconsolidated affiliates of $0.4 million and other miscellaneous expense of $1.0 million. Other expense, net for the quarter ended March 31, 2008, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $0.1 million, foreign currency transaction losses of $0.4, earnings in unconsolidated affiliates of $0.8 million and other miscellaneous income of $0.6 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fiscal Year Ended

(in millions)

(Unaudited)

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2008
Net income (loss)	$(394.3)	$40.9
Interest expense, net	178.4	191.8
Provision for income taxes	8.0	21.0
Depreciation and amortization	109.6	104.1

EBITDA	(98.3)	357.8

Adjustments to EBITDA (1)
Intangible impairment charges	422.0	—
(Gain) on Canal Street facility accident, net	—	(29.2)
Business interruption insurance recoveries	—	11.1
Loss on Divestiture		11.2
Restructuring and other similar costs	24.5	—
Stock option expense, net	6.9	7.4
Impact of inventory fair value adjustment	2.1	20.0
LIFO expense (income)	7.4	(9.5)
CDSOA recovery	(1.8)	(1.4)
Other (income) expense, net	2.7	6.7

Subtotal of adjustment to EBITDA	463.8	16.3

Adjusted EBITDA	$365.5	$374.1

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the fiscal year ended March 31, 2009, consists of management fee expense of $3.0 million, losses on the sale of fixed assets of $0.8 million, foreign currency transaction gains of $2.4 million, a loss in unconsolidated affiliates of $0.5 million and other miscellaneous expense of $0.8 million. For the fiscal year ended March 31, 2008, the $29.2 million gain on Canal Street accident consists of $34.4 million of recoveries offset by $5.2 million of incremental expenses and impairments, net. The $34.4 million is allocated between $11.0 million of recoveries under our business interruption policy and $23.4 million under our property insurance policies. Other expense, net for the fiscal year ended March 31, 2008, consists of management fee expense of $3.0 million, losses on the sale of fixed assets of $0.3 million, foreign currency transaction losses of $5.1 million, earnings in unconsolidated affiliates of $1.1 million and other miscellaneous income of $0.6 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9	$334.0	$372.6	$1,342.3
Water Management	138.4	128.0	115.1	129.7	511.2
Corporate	—	—	—	—	—

Total	$448.2	$453.9	$449.1	$502.3	$1,853.5

Adjusted EBITDA
Power Transmission	$59.2	$66.4	$72.1	$80.0	$277.7
Water Management	30.6	29.6	22.9	24.8	107.9
Corporate	(2.8)	(2.3)	(2.2)	(4.2)	(11.5)

Total	$87.0	$93.7	$92.8	$100.6	$374.1

Adjusted EBITDA %
Power Transmission	19.1%	20.4%	21.6%	21.5%	20.7%
Water Management	22.1%	23.1%	19.9%	19.1%	21.1%
Total (including Corporate)	19.4%	20.6%	20.7%	20.0%	20.2%

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$340.6	$353.6	$315.6	$311.9	$1,321.7
Water Management	155.5	157.0	127.5	120.3	560.3
Corporate	—	—	—	—	—

Total	$496.1	$510.6	$443.1	$432.2	$1,882.0

Adjusted EBITDA
Power Transmission	$67.3	$69.7	$61.7	$68.7	$267.4
Water Management	32.8	31.8	20.6	17.0	102.2
Corporate	(4.4)	0.1	(1.3)	1.5	(4.1)

Total	$95.7	$101.6	$81.0	$87.2	$365.5

Adjusted EBITDA %
Power Transmission	19.8%	19.7%	19.6%	22.0%	20.2%
Water Management	21.1%	20.3%	16.2%	14.1%	18.2%
Total (including Corporate)	19.3%	19.9%	18.3%	20.2%	19.4%